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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

To Telesp Celular Participacoes S.A.:

We consent to the incorporation by reference in this Registration Statement of Telesp Celular Participacoes S.A.("TCP") on Form F-4 of our report dated June 17, 2002 on the financial statements of TCP as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001 included in Amendment No. 4 to TCP's Registration Statement on Form F-3/A filed on July 1, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the differences between accounting principles emanating from Brazilian Corporate Law and generally accepted accounting principles in the United States ("U.S. GAAP") and for the restatement of reported amounts under U.S. GAAP for the effects of certain revenue recognized under the prepaid installment handset plan) and to the reference to us under the headings "Part Seven: Additional Information for Shareholders - Where You Can Find More Information" and "Part Eight: Legal and Regulatory Matters - Experts" in the prospectus, which is part of this Registration Statement.



/s/ Deloitte Touche Tohmatsu

Sao Paulo, Brazil
October 28, 2003